SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X] Definitive Additional Materials
[  ] Soliciting Material under Rule 14a-12
ASHLAND GLOBAL HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis IV LLC
Allen A. Spizzo
William H. Joyce
Patrick E. Gottschalk
Carol S. Eicher
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cruiser Capital/Ashland Global Holdings

The Cruiser Capital parties have posted a video of their interview with Yahoo Finance.  A transcript of the video is filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.  The transcript and video are available on Cruiser Capital's website at www.ElevateAshland.com.
Important Information
On January 7, 2019, Cruiser Capital Master Fund LP filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A (the "proxy statement") and WHITE proxy card in connection with the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc. (the "Company"). Cruiser Capital Master Fund LP has nominated four individuals as nominees to the Company's board of directors and is soliciting votes for the election of those individuals as members of the Company's board of directors. The individuals that have been nominated are Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher (the "Nominees"). Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed with the SEC by Cruiser Capital Master Fund LP and its affiliates (the "Cruiser Capital Parties") at the SEC's web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company's stockholders of proxies in favor of the Nominees (the "Participants"): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher. The Participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the Participants and their interests may be found in the proxy statement, as filed with the SEC on January 7, 2019 and incorporated herein by reference.
[The documents follow this cover page.]

Ashland Plans Board Changes Amid Proxy Fight
Yahoo Finance Interview, January 17, 2019
Yahoo Finance – Adam Shapiro, Brian Sozzi, and Julie Hyman
Cruiser Capital Advisors LLC – Keith Rosenbloom, Managing Partner
Adam Shapiro:  Activist investors often push entrenched boards of directors to make changes at companies that appear to be underperforming. Cruiser Capital Advisors is one of them. It's trying to get a slate of candidates elected to the board of Ashland Holdings in a good old-fashioned proxy fight that pits Ashland's board against Cruiser Capital. Keith Rosenbloom is the Managing Partner of Cruiser Capital Advisors. He joins us now. We did invite Ashland Holdings to join us and talk about this. They have declined. Keith, very simply, you think the company, for lack of a better term, is mismanaged and that a new board of directors, the four candidates you're proposing, would somehow increase shareholder value? How and why?
Keith Rosenbloom:  Well, first of all, it's a great question. And the one thing I want to be really clear about, the way that these activist fights happen, this is not about Cruiser Capital against the company. It can't be that way. You know, shareholders should be allowed to choose who they want to represent them. And the candidates that we are running here are really superior operating executives. They've all been incredibly successful at doing just this, improving operations. So to get your point, why are we involved? So why are we involved? So we're shareholders. That's it. We love owning stocks that --
Adam Shapiro:  2.5% of the company.
Keith Rosenbloom:  We own 2.5% of the company. And we have been called out. We've been thanked publicly by this company before. In November of last year, they publicly thanked us for their help, for our help, in giving them a very high quality operational candidate. The problem with the company is they've been underperforming in their operating profit line for the last five years. Ok? They promised a much higher margin that they've delivered. They haven't. They've had negative organic growth on the revenue line and negative organic growth on the EBITDA line. They've publicly said, we have to stop being a financial sponsor. We have to start being an operating company. All of our candidates are proven operators. In fact, the top guy, who they've mocked unfortunately, is probably the single most successful chemical executive in history.
Adam Shapiro:  Bill Joyce. Dr. Bill Joyce. Former head of Union Carbide.
Keith Rosenbloom:  Former head of Union Carbide, former head of Nalco, sold Ecolabs, made all of his investors over ten times their money. He also ran as, when it was publicly traded, one of the key components of this company, of Ashland. He knows the details pretty well. But what's exciting and disappointing to us at the same time is we've told the board directly that we have a plan to improve profits and improve revenues without necessarily firing people. Right? We said that to them over six and a half, seven months ago now. And not one member of the board has taken the time to actually sit down and meet with our people face-to-face to hear their plan.
Brian Sozzi:  Keith, I got a couple of questions. You know, just looking over the numbers. You know, Ashland's stock has been up pretty well. Up at, what? 63% over the past two years. Margins have been improving. They've promised a cost cutting plan. My question is, have they, have you just gotten, the battle just gotten too personal for you? And what is it about the CEO, William Wulfsohn, that you don't like?

[A Chart appears onscreen showing Ashland Stock moving from $72.59 in Jan of 2018 to $76.68 which indicates a return of well under 63%]

ASHLAND GLOBAL HOLDINGS INC.
(ASH)
76.68
0.64 (0.84%)
(+5.69%) 1 YEAR
87
82
77
72
67
2018
M
A
M
J
J
A
S
O
N
D
2019
-0.02%
NYSE
-5.49
DJI
24,201.67
YAHOO! FINANCE
ASHLAND GLOBAL HOLDINGS TO MAKE BOARD CHANGES
ON THE MOVE

Keith Rosenbloom:  Well, so first of all, I like Bill Wulfsohn. This is not a personal fight at all. I think that TSR metric is incorrect that you cited. In fact, there was an article written by the former editor of "Heard on the Street," literally entitled, "The Myth of Ashland's Superior Shareholder Returns."
Brian Sozzi:  You're saying they're just lying in their numbers? Or in terms of their guidance?
Keith Rosenbloom:  Well, so let's go back. They have made some material misrepresentations which, as a shareholder, offends me. The single biggest, the single biggest misrepresentation is perhaps is that they went through a "thorough and diligent review process" of our candidates. And in doing that, they actually didn't even meet with them. They had a recruiter spend less than ten minutes on the phone with them. And didn't ask them once, why do you want to be on the board? And how will you improve the board? Instead, they had this perfunctory process to just deny our candidates, who are all extremely qualified, like Adam was talking about Bill Joyce. And here is the essence of this, we're shareholders, all we care about is increasing the price. And this company trades at a multiple that is two to three times below what its comparables trade out. And the question is why? And can you improve it? And we think we can. We can even grow revenues. I'm sorry, Julie.
Julie Hyman: That's ok. Where does Neuberger Berman fit into this?
Keith Rosenbloom:  Sure.
Julie Hyman: Because this is another firm that's invested in the company that does not tend to be activists, but has gotten involved to some degree in the board selection also. So, but doesn't seem to be aligned with what you're pushing for –
Keith Rosenbloom:  I mean, they were. I mean, they were talking to us. They had actually initially suggested that we run against Bill Wulfsohn. So that was interesting. But, look, Neuberger owns as much stock as we do, approximately. They're a shareholder. They're certainly entitled to their views. We know a lot of others that favor in the concept of putting more and better operators in the boardroom. And from our perspective, good governance drives really good outcomes. If a company talks straight to its employees, then they talk straight to customers. And if they talk straight to customers, you get better operating results. It's a pretty straightforward formula.
Julie Hyman: Really quickly, what's the timeline on the proxy fight?
Keith Rosenbloom:  Thanks. So we would like you all to vote for the white card. We are the white card. Please vote the white card. The vote is February 8.
Adam Shapiro:  Ok.
Keith Rosenbloom:  And, you know, again, our issue is really simple. This company had a governance and nomination committee. That's the committee that is tasked with making sure that you've got good corporate governance. They failed abjectly. The company has admitted that they failed abjectly. Because they got rid of the chairman of that committee. They have agreed with Neuberger and said, fire one of the guys. Anyway, sorry.
Adam Shapiro:  It's….. I hate to cut you off.
Keith Rosenbloom:  It's ok.
Adam Shapiro:  I'm going to keep an eye on this. The shareholder vote is February 8. And we keep our viewers posted on this.
Keith Rosenbloom:  Thank you. Yeah.
Adam Shapiro:  And, again, we did invite Ashland Holdings to be a part of this discussion. Cruiser Capital Advisor's Managing Partner, Keith Rosenbloom, thank you for joining us.
Keith Rosenbloom:  Thanks, Adam.